Exhibit 15.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Private & Confidential

Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff

Wales

CF10 4DQ

United Kingdom

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our audit report dated April 18, 2024 in the Annual Report on Form 20-F, which is incorporated by reference in the Registration Statements on Form F-3 (File No. 333-267932) and Form S-8 (333-209365) on the consolidated statement of financial position of Biodexa Pharmaceuticals PLC (the “Group”) and its subsidiaries as of December 31, 2023, 2022 and 2021 and the related consolidated statements of comprehensive income, cash flow, changes in equity for each of the years in the three-year period ended December 31, 2023, and the related notes. Our report contains an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

18 April 2024

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73